SCHEDULE 14A
                                (Rule 14a-101)
                    INFORMATION REQUIRED IN PROXY STATEMENT

                           SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of
                                      1934
                               (Amendment No. )

Filed by the registrant [X]

Filed by a party other than the registrant [ ]

Mark the appropriate item:

[X] Preliminary proxy statement

[ ] Definitive proxy statement
[ ] Definitive additional materials
[ ] Soliciting material pursuant to Rule 14a-11(c) or Rule 14a-12

                         ANCHOR FINANCIAL CORPORATION
------------------------------------------------------------------------------


                                Tommy E. Looper

------------------------------------------------------------------------------
Payment of filing fee (Mark the appropriate item):
[X] $125 per Exchange Act Rule 0-11(c)(1)(ii), 14a-6(i)(1), or 14a-6(j)(2).
[ ] $500 per each party to the controversy pursuant to Exchange Act Rule 14a-6(i)(3).
[ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

(1) Title of each class of securities to which transaction applies:

------------------------------------------------------------------------------

(2) Aggregate number of securities to which transactions applies:

------------------------------------------------------------------------------
(3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11:

------------------------------------------------------------------------------
(4) Proposed maximum aggregate value of transaction:

------------------------------------------------------------------------------
[ ] Mark if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of filing.

  (1) Amount previously paid:

    --------------------------------------------------------------------------


  (2) Form, schedule or registration statement no.:

     -------------------------------------------------------------------------
  (3) Filing party:

    --------------------------------------------------------------------------


  (4) Date filed:


     -------------------------------------------------------------------------

                         ANCHOR FINANCIAL CORPORATION
                                2002 Oak Street
                       Myrtle Beach, South Carolina 29577



                   NOTICE OF ANNUAL MEETING OF SHAREHOLDERS


TO THE SHAREHOLDERS:

     Notice is hereby given that the Annual Meeting of Shareholders of Anchor Financial Corporation will be held on Thursday, April 30, 1998 at 4:00 p.m. local time, at the Myrtle Beach Martinique, 7100 North Ocean Boulevard, Myrtle Beach, South Carolina 29577, for the following purposes, all of which are more completely set forth in the accompanying proxy statement:

   1. To fix the number of Directors to be elected at five and to elect five persons as Directors;

   2. To consider and vote upon amendments to the Corporations's Articles of Incorporation (i) to increase the authorized shares of common stock to 10,000,000 shares, and (ii) to change the par value of the common stock to no par;

   3. To ratify the selection of Price Waterhouse LLP as independent public accountants for the Corporation for the year ending December 31, 1998; and


   4. To transact such other business as may properly come before the meeting or any adjournment thereof.

     Only those shareholders of common stock of record at the close of business on March 2, 1998, shall be entitled to notice of and to vote at the meeting. The Stock Transfer Book of the Corporation will not be closed.

     A copy of the Corporation's 1997 Annual Report to Shareholders is enclosed with this Proxy Statement.



                                        By Order of the Board of Directors



                                        STEPHEN L. CHRYST
                                        President and Chief Executive Officer

Myrtle Beach, South Carolina
March 30, 1998

YOU ARE URGED TO DATE, SIGN AND PROMPTLY RETURN THE ENCLOSED PROXY EVEN IF YOU PLAN TO ATTEND THE ANNUAL MEETING. YOUR PROXY CAN BE REVOKED AT ANY TIME PRIOR TO ITS EXERCISE.

                         ANCHOR FINANCIAL CORPORATION
                                2002 Oak Street
                      Myrtle Beach, South Carolina 29577


                                PROXY STATEMENT

     This Proxy Statement and the accompanying form of proxy are first sent to shareholders on or about March 30, 1998.


                         INFORMATION CONCERNING PROXY



     This solicitation of proxies for the Annual Meeting is being made by the Board of Directors of Anchor Financial Corporation (the "Corporation") for use at the meeting to be held on Thursday, April 30, 1998 at 4:00 p.m. local time, at the Myrtle Beach Martinique, 7100 North Ocean Boulevard, Myrtle Beach, South Carolina 29577, and at any adjournment(s) thereof. The entire cost of such solicitation will be borne by the Corporation. The Corporation, through its directors, officers, and regular employees, may solicit proxies personally or by telephone, in addition to solicitation by mail, but without additional compensation for such solicitation. The Corporation may request brokers and others to send the Proxy Statement and the proxy material to the beneficial owners of the shares and may reimburse them for their reasonable expense in doing so.

     The shares represented by the accompanying proxy will be voted if the proxy is properly executed and received by the Corporation prior to the time of the meeting. All proxies delivered pursuant to this solicitation are revocable at any time prior to the exercise thereof at the option of the persons executing them. Unless revoked, properly executed proxies will be voted in accordance with the instructions contained therein. Proxies which contain no instructions will be voted "FOR" the proposals.

     The Corporation does not intend to present any matters for action other than those listed in the Notice of Annual Meeting and has not been informed that any persons intend to present any other matters for action at the meeting. However, if any other matters are properly brought before the meeting, the persons designated as proxies will vote in accordance with their best discretion on such matters.


                  VOTING SHARES AND PRINCIPAL HOLDERS THEREOF

     At the close of business on March 2, 1998, the record date, the Corporation had 7,000,000 shares of common stock authorized, $6.00 par value per share, of which 3,886,323 shares were issued and outstanding, and 392,784 shares were subject to options. The Corporation's common stock is the only class of stock outstanding. Only the holders of record of common stock of the Corporation at the close of business on March 2, 1998, are entitled to notice of and vote on the matters to come before the Annual Meeting of Shareholders or any adjournment thereof.

     Presence, in person or by proxy, of the holders of a majority of the outstanding shares of common stock of the Corporation entitled to vote at the Annual Meeting is necessary to constitute a quorum at the Meeting or any adjournment thereof.

     A shareholder is entitled to one (1) vote, in person or by proxy, at the Annual Meeting for each share of common stock of the Corporation held of record in his or her name at the close of business on the record date, March 2, 1998.

     In the election of each director and in all other matters, which come before the meeting of shareholders, each shareholder shall be entitled to one vote for each share of stock owned by him.

     As of March 2, 1998, The Anchor Bank Employee Stock Ownership Plan beneficially owned 338,457 shares (8.71%) of the Corporation's outstanding common stock, including 58,186 (1.50%) unallocated shares. To the knowledge of the management of the Corporation, as of March 2, 1998, no other shareholder owned beneficially more than five percent (5%) of the Corporation's outstanding common stock. As of March 2, 1998, the Board of Directors of the Corporation beneficially owned 721,472 shares (18.56%), directly and indirectly, of the Corporation's issued and outstanding common stock. Six members of the Board of Directors, as trustees, also have voting power as to 58,186 (1.50%) unallocated shares owned by The Anchor Bank Employee Stock Ownership Plan.


                 SHAREHOLDER PROPOSALS FOR NEXT ANNUAL MEETING

     Any proposal that a shareholder intends to present at the 1999 Annual Meeting must be received at the Corporation's Principal Offices (2002 Oak Street, Myrtle Beach, South Carolina 29577, Attention: Corporate Secretary) not later than November 30, 1998. Any such proposal must comply with Rule 14a-8 of Regulation 14A of the proxy rules of the Securities and Exchange Commission.


                             ELECTION OF DIRECTORS

     The Articles of Incorporation ("Articles") and By-Laws of the Corporation provide that the Board of Directors shall consist of a maximum of twenty (20) persons. The Board currently consists of sixteen directors. The Articles and By-Laws also provide that the terms of the Board of Directors be staggered so that approximately one-third of the directors are elected each year to three-year terms. The Board of Directors of the Corporation have proposed that the number of directors to be elected in 1998 to serve three-year terms be fixed at five and that the five nominees set out in the following section be elected for the terms indicated. All the nominees are presently serving as directors of the Corporation.

     It is not contemplated that any of the nominees will be unable or unwilling for good cause to serve; but, if that should occur, it is the intention of the persons named in the proxy either to vote for such other person or persons for director as may be nominated by the Board of Directors, or to reduce the number of directors to be elected at the meeting by the number of such persons unable or unwilling to serve.

     The Corporation recommends that you vote in favor of all the nominees named below for election to the Board of Directors.


                 INFORMATION RESPECTING THE BOARD AND NOMINEES

     The Board of Directors of the Corporation, which met twelve times in 1997, has standing Executive, Audit, Loan, Long Range Planning and Compensation Committees. The Long Range Planning Committee also serves as the nominating committee.

     The Audit Committee, which met five times during 1997, consists of C. Jason Ammons, Jr., C. Donald Cameron, Thomas J. Rogers, J. Roddy Swaim, Harry
A. Thomas, and Zeb M. Thomas, Sr. The Audit Committee has the responsibility of recommending to the Board of Directors the engagement or discharge of the independent public accountants, reviewing with the independent public accountants the plan for and results of the audit engagement, maintaining direct reporting responsibility and regular communication with the Corporation's internal audit staff, reviewing the scope and results of the internal audit procedures of the Corporation and its subsidiaries, approving the services to be performed by the independent public accountants, reviewing the degree of independence of the public accountants, considering the range of audit and nonaudit fees, and reviewing the adequacy of the Corporation's system of internal accounting controls.

     The Compensation Committee met three times during 1997, and consists of C. Donald Cameron, J. Bryan Floyd, Thomas J. Rogers, Albert A. Springs, III, J. Roddy Swaim, and Zeb M. Thomas, Sr. The Compensation Committee makes recommendations to the Board of Directors with respect to the Corporation's compensation policies and compensation of the executive officers.

     The Long Range Planning Committee met one time during 1997, and consists of Stephen L. Chryst, J. Bryan Floyd, Admah Lanier, Jr., Thomas J. Rogers, Albert A. Springs, III, J. Roddy Swaim, and Zeb M. Thomas, Sr. The Long Range Planning Committee is responsible for long range planning issues and identifying and screening candidates to fill vacancies on the Board of Directors and also makes recommendations regarding the size and composition of the Board of Directors. This committee will consider recommendations for director nominees made by shareholders of the Corporation. Such nominations shall be made by writing to the Chief Executive Officer of the Corporation and providing the candidate's name, biographical data and qualifications.

     All directors attended at least 75% of the meetings of the Board of Directors of the Corporation during 1997. During 1997, Directors Bellamy and Cameron attended less than 75% of the Executive Committee meetings, and Directors Bellamy, Brandon and Burroughs attended less than 75% of the Loan Committee meetings.

     Under the securities laws of the United States, the Corporation's directors, its executive officers, and any persons holding more than ten percent of the Corporation's common stock are required to report their ownership of the Corporation's common stock and any changes in that ownership to the Securities and Exchange Commission. Specific due dates for these reports have been established, and the Corporation is required to report in this Proxy Statement any failure by such persons to file by these dates during 1997. To the best of the Corporation's knowledge, these filing requirements were satisfied by its directors and officers in 1997. In making these statements, the Corporation has relied on the written representations of its directors and officers and copies of the reports that they have filed with the Commission.

     Directors of the Corporation who are also members of the Board of Directors of The Anchor Bank (the "Bank") receive $250 per quarter and $700 per special Board meeting (not held on a regularly scheduled meeting date) attended for their services to the Corporation; in addition, these directors earn fees for their services on the Bank Board. Directors of the Corporation who are not members of the Board of Directors of the Bank receive $250 per quarter and $700 per regular or special Board meeting attended for their services to the Corporation. All committee members receive $200 for each committee meeting attended and payment for one excused absence, if applicable.

     The persons indicated with an asterisk (*) below are nominated for election to serve until the annual meeting of shareholders in the year their terms expire. It is the intention of the persons named in the proxy to vote for the election of all nominees. The other persons listed are current directors of the Corporation elected to serve until the year their term will expire.



                                      Served       Year
                                        as         Term
                                     Director      Will                        Principal Occupation
           Name              Age       Since      Expire                        For Past Five Years
-------------------------   -----   ----------   --------   ----------------------------------------------------------
C. Jason Ammons, Jr.         52       1987        1999      Owner -- Sea Mist Resort
Howell V. Bellamy, Jr.       61       1989        2000      Chairman of the Board -- Bellamy, Rutenberg, Copeland,
                                                             Epps, Gravely and Bowers, P.A. (Attorney)
W. Cecil Brandon, Jr.        68       1974        2000      President -- Brandon Advertising & Sales Co., Inc.
James E. Burroughs*          51       1989        2001      Chairman of the Board -- Burroughs & Chapin Company
C. Donald Cameron            69       1974        2000      President -- Inlet Development Corporation
Stephen L. Chryst*           52       1978        2001      President and Chief Executive Officer of the Corporation
J. Bryan Floyd*              62       1994        2001      Owner and Operator, Hoskins Restaurant; President,
                                                             Caro-Strand Corporation d/b/a Bay Tree Golf Plantation
Admah Lanier, Jr.            71       1994        1999      Co-owner and President, Lanwillo Development Co.;
                                                             Owner, Arvida Development Co., Inc.; Owner, Pender
                                                             Development Co., Inc.; Partner, Coastal Farms
Tommy E. Looper              50       1993        1999      Executive Vice President, Chief Financial Officer, and
                                                             Secretary of the Corporation
W. Gairy Nichols, III        46       1987        1999      Owner -- Dunes Realty, Inc.
Ruppert L. Piver*            58       1994        2001      Rural Letter Carrier for U. S. Postal Service; previously
                                                             owner of R. L. Piver Landscaping and Hauling
Thomas J. Rogers             61       1974        1999      President -- Grand Strand Broadcasting Corporation
Albert A. Springs, III*      58       1974        2001      Owner -- H. B. Springs Company (Insurance)
J. Roddy Swaim               52       1987        2000      Owner -- Dunes Realty, Inc.
Harry A. Thomas              48       1994        2000      President -- Thomas Real Estate Company
Zeb M. Thomas, Sr.           76       1979        1999      Owner -- The Dayton House, Inc. (Hotel)


----------

(*) Nominee for election.

                       SECURITY OWNERSHIP OF MANAGEMENT
     The following table shows the shares of the Corporation's common stock owned beneficially by each director and by executive officers and directors of the Corporation as a group as of March 2, 1998.



                                                                          Number of Shares         Percentage of
                                                                           Owned Directly      Outstanding Shares of
Shareholder                                                                 (Indirectly)           Common Stock
----------------------------------------------------------------------   ------------------   ----------------------
C. Jason Ammons, Jr. .................................................         96,520                   2.48%
                                                                              (46,560)                 (1.20%)
Howell V. Bellamy, Jr. ...............................................         14,349                   0.37%
                                                                                 (100)                 (0.01%)
W. Cecil Brandon, Jr. ................................................         26,104                   0.67%
                                                                                 (745)                 (0.02%)
James E. Burroughs * .................................................            320                   0.01%
C. Donald Cameron ....................................................         11,745                   0.30%
                                                                                 (700)                 (0.02%)
Stephen L. Chryst* ...................................................         41,499 (1)               1.07%
                                                                               (1,203)                 (0.03%)
J. Bryan Floyd* ......................................................         66,215                   1.70%
                                                                               (1,449)                 (0.04%)
Admah Lanier, Jr. ....................................................         13,840                   0.36%
                                                                               (7,549)                 (0.19%)
Tommy E. Looper ......................................................         31,775 (1)               0.82%
                                                                               (3,548)                 (0.09%)
W. Gairy Nichols, III ................................................         49,205                   1.27%
                                                                               (4,704)                 (0.12%)
Ruppert L. Piver* ....................................................         16,219                   0.42%
Thomas J. Rogers .....................................................         24,027                   0.62%
                                                                               (3,012)                 (0.08%)
Albert A. Springs, III* ..............................................         44,012                   1.13%
J. Roddy Swaim .......................................................         23,579                   0.61%
                                                                               (2,822)                 (0.07%)
Harry A. Thomas ......................................................         33,251                   0.86%
                                                                              (12,522)                 (0.32%)
Zeb M. Thomas, Sr. ...................................................         89,790                   2.31%
                                                                              (54,108)                 (1.39%)

All directors and executive officers as a group (18 persons) .........        619,035(1)(2)            15.93%
                                                                             (152,396)                 (3.92%)


----------

(*) Nominee for election.

(1) Includes vested shares in The Anchor Bank Employee Stock Ownership Plan for Messrs. Chryst and Looper of 32,880 and 19,640, respectively, and does not include unexpired stock options that were exercisable on December 31, 1997. All directors and executive officers as a group have the right to purchase an aggregate of 301,755 shares of common stock under existing stock option plans, including 120,000 and 66,475 shares for Messrs. Chryst and Looper, respectively.

(2) Six members of the Board of Directors, as trustees, also have voting power as to 58,186 (1.50%) unallocated shares owned by The Anchor Bank Employee Stock Ownership Plan.

                            EXECUTIVE COMPENSATION

     The following table discloses compensation for services in all capacities for the three years ended December 31, 1997, which was paid by the Corporation to those executive officers whose total annual salary and bonus exceeded $100,000.


                          SUMMARY COMPENSATION TABLE



                                                                                   Long-Term
                                                                                  Compensation
                                                                                -----------------
                                                    Annual Compensation (1)        Securities
                                                    ----------------------         Underlying          All Other
Name and Principal Position                Year       Salary        Bonus       Options (#) (2)     Compensation (3)
---------------------------------------   ------   -----------   -----------   -----------------   -----------------
Stephen L. Chryst                         1997      $300,000      $163,000              -0-             $30,390
President and Chief Executive Officer     1996       260,004       111,760              -0-              30,714
                                          1995       240,000        92,768           60,000              33,534

Robert E. Coffee, Jr.                     1997      $120,000      $ 38,900              -0-             $19,803
Executive Vice President and              1996       107,500        35,608                0              16,769
Chief Administrative Officer --           1995        98,418        27,500           33,600              16,112
The Anchor Bank
Robert R. DuRant, III                     1997      $135,000      $ 52,900              -0-             $13,254
Executive Vice President and              1996       113,125        45,056              -0-              10,376
Chief Credit Officer --                   1995       106,250        32,500           33,600               9,020
The Anchor Bank

Tommy E. Looper                           1997      $155,000      $ 84,216              -0-             $23,021
Executive Vice President and              1996       135,624        56,320              -0-              25,655
Chief Financial Officer                   1995       127,082        45,000           33,600              28,139

----------

(1) The aggregate amount of perquisites and other personal benefits not reported above during 1997 for any individual named above did not exceed the lesser of either $50,000 or 10% of the total annual salary and bonus reported above for such named executive officer.

(2) All options have been adjusted to reflect the three-for-two stock split in 1997 which was effected in the form of a stock dividend.

(3) The amounts disclosed in this column include:

    (a) The Corporation adopted an Employee Stock Ownership Plan ("ESOP") effective January 1, 1982 covering all employees with at least one-year of continuous service. The ESOP is administered by six members of the Board of Directors of The Anchor Bank. Contributions to the ESOP, which are discretionary with the Board of Directors, are used to purchase shares of the Corporation's stock. The shares are held in trust for each employee until retirement, death, or break in service. Each participant is allocated a portion of the contribution in proportion to his compensation up to $150,000 relative to the aggregate compensation of all participants. Participants employed less than seven years will be less than 100% vested in their account in the ESOP. Benefits are distributed in the form of shares of the Corporation's stock. For the year 1997, the Corporation's contribution to the ESOP was $284,769, including contributions of $5,400, $5,400, $5,400 and $5,400 for Messrs. Chryst, Coffee, DuRant, and Looper, respectively.


                                       6

    (b) The Corporation adopted a pre-tax savings plan ("401(k) Plan") effective June 1, 1991 covering all employees with at least three-months of continuous service. Under the 401(k) Plan, employees are eligible to contribute up to 15% of compensation up to the statutory limit. The 401(k) Plan allows for discretionary employer matching contributions. For the year 1997, the Board of Directors approved a discretionary employer matching contribution of 100% of compensation contributed by the employee up to 3% of the employee's total compensation. The discretionary employer matching contributions will cover all employees with at least one-year of continuous service. Participants employed less than seven years will be less than 100% vested in the discretionary employer matching contributions portion of their account in the 401(k) Plan. For the year 1997, the Corporation's matching contribution to the 401(k) Plan was $175,231, including a matching contribution of $4,800, $4,800, $4,800, and $4,800 for Messrs. Chryst, Coffee, DuRant, and Looper, respectively.

    (c) Officers that are directors and members of the committees of the Board of Directors receive fees for attendance at such meetings in the same manner as outside directors. For the year 1997, the Corporation paid in director and committee fees $19,350, $9,200, $2,600, and $12,300 to Messrs. Chryst, Coffee, DuRant, and Looper, respectively.

    (d) Payment was made by the Corporation in the year 1997 of premiums of $840, $403, $454, and $521 for group term life insurance on behalf of Messrs. Chryst, Coffee, DuRant and Looper, respectively.

    (e) On January 27, 1996, the Corporation and its subsidiary, The Anchor
        Bank, entered into Salary Continuation Agreements with Stephen L. Chryst, Robert E. Coffee, Jr., Robert R. DuRant, III, and Tommy E. Looper. These Agreements provide for a continuation of salary payments to these executives upon retirement, termination, death or disability. The Agreements have a vesting schedule that requires 8 years of service after the date of the Agreements before an executive is 100% vested. In the event of a change in control of the Corporation or The Anchor Bank, the vesting schedule is stepped up to 100%. The normal retirement benefit payable to the executives each year for 15 years when each executive retires after reaching age 65 would be $150,600, $36,900, $46,308 and $53,300 for Messrs. Chryst, Coffee, DuRant, and Looper, respectively. The vested termination benefits for each of the executives upon termination prior to a normal retirement date for reasons other than death or disability and prior to a change in control would be the vested portion of the accrued liability for the normal retirement benefit.

              AGGREGATED OPTION/SAR EXERCISES IN LAST FISCAL YEAR
                         AND FY-END OPTION/SAR VALUES

     The following table sets forth the aggregated option exercises in fiscal 1997 by the named executive officers and the value of such officers' unexercised options at December 31, 1997.



                                                                    Number of Securities              Value of Unexercised
                                Shares                             Underlying Unexercised             In-The-Money Options
                               Acquired                           Options At FY-End (2) (#)              At FY-End (3)
                                  On               Value       -------------------------------   ------------------------------
Name                       Exercise (2) (#)     Realized (1)    Exercisable     Unexercisable     Exercisable     Unexercisable
-----------------------   ------------------   -------------   -------------   ---------------   -------------   --------------
Stephen L. Chryst                 -0-             $   -0-         100,000          20,000         $2,558,300        $466,660
Robert E. Coffee, Jr.             400              11,841          36,880          11,200            944,062         261,330
Robert R. DuRant, III             -0-                 -0-          56,000          11,200          1,432,648         261,330
Tommy E. Looper                   725              17,279          55,275          11,200          1,415,732         261,330


----------

(1) The value is calculated by subtracting the exercise price from the market value on the date of exercise.

(2) All options have been adjusted to reflect the three-for-two stock split in 1997 which was effected in the form of a stock dividend.

(3) The value is determined by subtracting the exercise or base price from the market value of the underlying securities at the fiscal year-end. The market value of the Corporation's common stock at its fiscal year-end of December 31, 1997 was $33.00 per share.

            COMPENSATION COMMITTEE REPORT OF EXECUTIVE COMPENSATION

     The Compensation Committee's executive compensation philosophy (which includes the Chief Executive Officer) is to provide competitive levels of compensation, integrate management's pay with the achievement of the Corporation's annual and long-term performance goals, recognize individual initiative and achievement, and assist the Corporation in attracting and retaining qualified management. Management compensation is intended to be set at levels that the Compensation Committee believes is consistent with others in the Corporation's industry and also considers general economic conditions and other external factors.

     Base salaries for executive management are determined initially by evaluating the responsibilities of the position held and the experience of the individual, and by reference to the competitive marketplace for management talent, including a comparison of base salaries for comparable positions at comparable companies within the financial services industry. Annual salary adjustments are determined by evaluating the competitive marketplace, the performance of the Corporation, the performance of the executive, and any increased responsibilities assumed by the executive.

     Compensation paid during 1997 to executive officers consisted of base salary, bonus, and matching contributions paid with respect to the Corporation's 401(k) Plan and ESOP contributions. Payments to the Corporation's 401(k) Plan and ESOP are made to all employees on a non-discriminatory basis. The Corporation adopted Salary Continuation Agreements for its executive officers in 1996.

     The Corporation has an existing executive management incentive bonus program, which is administered by the Compensation Committee. The amounts, which are awarded annually, are determined based upon a combination of the level of achievement by the Corporation of its strategic and operating goals and the level of achievement of individual objectives by participants.

     Performance goals were adopted by the Board of Directors at the beginning of 1997. Certain performance goals included earnings per share ("EPS") of $1.40, return on average total stockholders' equity ("ROE") of 15.5%, and internal growth of assets by 21.6%. The Corporation's EPS was $1.51 or 108% of goal. The Corporation's ROE was 17.21% or 111% of goal, and assets grew internally 18.6% or 86% of goal.

     It is the philosophy of the Compensation Committee that stock options should be awarded only to key employees of the Corporation on an intermittent basis to promote long-term interests between such employees and the Corporation's stockholders and assist in the retention of such employees. The Corporation adopted a Non-Qualified Stock Option Plan during 1988 covering certain of its officers. Options granted under this plan vested at 25% per year. The exercise period for options granted under this plan is ten years from each vesting date. During the year ended December 31, 1988, participating officers, including certain executive officers, received options to purchase an aggregate of 165,588 common shares at an average option price of $5.92 per share, adjusted for the three-for-two stock split. Under this plan, all shares were vested at December 31, 1997. No options were granted under this plan during 1997. The Corporation adopted the Anchor Financial Corporation, The Anchor Bank and The Anchor Bank of North Carolina Incentive Stock Option Plan of 1994 during 1994 covering certain of its officers. Options granted under this plan vest on a cumulative basis for one-third of the shares on each of the first three anniversaries of the grant. During the year ended December 31, 1995, participating officers, including certain executive officers, received options to purchase an aggregate of 225,000 common shares at an average option price of $9.67 per share, adjusted for the three-for-two stock split. Under this plan, 150,000 of the shares were vested at December 31, 1997. The exercise period for options granted under this plan is ten years from the grant date. At December 31, 1997, Messrs. Chryst, Coffee, DuRant, and Looper had options to purchase 120,000, 48,080, 67,200 and 66,475 common shares, respectively, at an average price of $7.81 per share.

     The Corporation has adopted certain broad based employee benefit plans including retirement and life insurance plans in which executive officers participate. The value of these items is set forth in the Summary Compensation Table above under "All Other Compensation." Executive officers also may have received perquisites in connection with their employment not set forth in any of the tables herein. Such perquisites totaled less than 10% of their cash compensation in 1997. The foregoing benefits and compensation generally are not directly or indirectly tied to the Corporation's performance.

     For the year 1997, based on the factors discussed above and a review by the Compensation Committee, Messrs. Coffee, DuRant and Looper received increases in base pay of 11.6%, 19.3% and 14.3%, respectively. Messrs. Coffee, DuRant, and Looper were awarded a bonus of 32.4%, 39.2% and 54.3% of their base salaries for the year 1997, respectively.

     Mr. Stephen L. Chryst has been Chief Executive Officer of the Corporation since 1982. Mr. Chryst's 1997 compensation consisted of base salary, cash bonus, certain perquisites (which did not exceed 10% of his base salary and bonus) and the various forms of other compensation set forth in the preceding paragraphs. Mr. Chryst's base salary of $300,000 was set by the Compensation Committee at the beginning of 1997 and increased 15.4% from 1996. The level of base salary was based in part on compensation levels of chief executive officers of comparable companies and the total assets of the Corporation. Mr. Chryst's cash bonus was determined principally by achievement of the set performance goals discussed above. The Corporation achieved 108% of the EPS goal, 111% of the ROE goal, and 86% of the internal growth goal. These performance achievements resulted in a cash bonus to Mr. Chryst of $163,000 or 54.3% of his base salary. The Compensation Committee believes that the Corporation's strong performance during 1997 was directly related to Mr. Chryst's leadership and that all compensation paid to him was warranted.

     Periodically, independent compensation consultants are engaged to review the total compensation of all members of executive management as compared with peers with comparable responsibilities in other companies. Results of the study are reported to the Compensation Committee.

                             Compensation Committee


                             C. Donald Cameron
                             J. Bryan Floyd
                             Thomas J. Rogers
                             Albert A. Springs, III
                             J. Roddy Swaim
                             Zeb M. Thomas, Sr.

                               PERFORMANCE GRAPH

     The following chart shows a five-year comparison of the cumulative total return on the Corporation's stock, assuming reinvestment of dividends, with that of a broad equity market index, the Dow Jones Market Equity Index, and with that of a published industry index, the Dow Jones Regional Banks-South Index.

     The yearly percentage change in the cumulative total return on the Corporation's stock is computed by dividing the sum of the cumulative amount of dividends for the five year period ended December 31, 1997, assuming dividend reinvestment, and the difference between the Corporation's share price at December 31, 1997 and December 31, 1992 by the share price at December 31, 1992. The Dow Jones Market Equity Index and the Dow Jones Regional Banks-South Index are constructed using this methodology for large samples of companies.

(Performance Graph appears here. See the table below for plot points.)

                                 1992       1993      1994     1995    1996     1997
Anchor Financial Corporation    100.00     149.18    161.40   237.08  397.43   614.66
Dow Jones Regional Banks-South  100.00     102.74    101.15   155.47  216.52   321.00
Dow Jones Equity Market Index   100.00     109.95    110.76   152.49  187.63   251.34

                     CERTAIN TRANSACTIONS WITH MANAGEMENT

     The Corporation has had in the past, and expects to have in the future, banking transactions in the ordinary course of its business with directors, officers, principal shareholders, and their associates, on the same terms, including interest rates and collateral on loans, as those prevailing at the same time for comparable transactions with others, and do not involve more than normal risks of collectibility or present other unfavorable features.

     Albert A. Springs, III, director of the Corporation, is the owner of H.B. Springs Company (Insurance Agency). During 1997, the Corporation and its subsidiaries purchased insurance through this company. The premiums paid for such insurance are considered reasonable in relation to those premiums that would have been paid to a third party. Howell V. Bellamy, Jr., director of the Corporation, is the Chairman of the Board of the law firm of Bellamy, Rutenberg, Copeland, Epps, Gravely and Bowers, P.A. The law firm rendered legal services to the Corporation and its subsidiaries during 1997. The fees paid for such legal services are considered reasonable in relation to those fees that would have been paid to a third party. Ruppert L. Piver, director of the Corporation, leases land to The Anchor Bank on which its Hampstead, North Carolina office is located. The lease expires on December 31, 2002, but the Bank has the option to extend the lease for two additional ten-year periods. The current rental rate is approximately $3,600 annually. The Corporation made payments of approximately $3,600 in 1997. Management believes that the terms of the lease are as favorable as would have been obtainable from a third party.

     Other than these transactions, there were no material transactions with any such persons during 1997.


               PROPOSED AMENDMENTS FOR ARTICLES OF INCORPORATION

     INCREASE OF AUTHORIZED SHARES OF COMMON STOCK AND ELIMINATION OF PAR VALUE. The Board of Directors of the Corporation recommends two amendments to Article FOURTH of the Articles of Incorporation ("Articles") of the Corporation as set forth below. The proposed amendments must be approved by the holders of a majority of the common stock of the Corporation.

     The first proposed amendment to Article FOURTH of the Articles would increase from 7,000,000 to 10,000,000 the number of shares of common stock the Corporation is authorized to issue.

     The second proposed amendment to Article FOURTH of the Articles would change the par value of six dollars ($6.00) per share to no par value per share.

     The holders of the Corporation's common stock will vote on amending Article FOURTH of the Articles to read as follows:

     The aggregate number of shares which the corporation is authorized to issue is ten million (10,000,000) of one class of common stock with no par value per share. All stock shall be common stock of the same class.

     The holders of common stock are entitled to one vote per share. The holders of common stock do not have preemptive rights to purchase any securities subsequently issued by the Corporation pursuant to a provision in the Articles of Incorporation. The holders of common stock are entitled to receive dividends as may be declared by the Board of Directors of the Corporation with respect to the common stock out of funds legally available therefor. In the event of liquidation, dissolution or winding-up of the affairs of the Corporation, the holders of outstanding shares of common stock will be entitled to share pro rata according to their respective interests in the Corporation's assets and funds remaining after payment or provision for payment of all debts and other liabilities of the Corporation.

     The proposed increase of the number of shares of common stock that the Corporation is authorized to issue from 7,000,000 to 10,000,000 is intended to allow the Corporation greater flexibility with respect to its capitalization and the number of shares that shall be outstanding. The Board of Directors will have discretion in regard to the issuance of the additional authorized shares, subject to applicable laws and regulations that may require shareholder vote.

     The Corporation does not currently have any plans to issue the authorized shares except as necessary to fulfill its obligations pursuant to the existing Dividend Reinvestment Plan and stock option plans of the Corporation. However, the Corporation will have the flexibility to issue such shares for sale or in an exchange transaction in connection with a merger or acquisition or for other appropriate corporate purposes. If additional shares are issued, the general effect upon the rights of existing security holders will be to reduce their percentage of ownership and, depending upon the consideration received for any additional shares issued, may increase or decrease the value of the outstanding shares.

     The South Carolina Business Corporation Act (the "S.C. Act") makes par value an optional provision with regard to a Corporation's shares. The Articles of Incorporation of the Corporation must state the amount of the par value or if shares are to be without par value. No par value stock is simply stock without any nominal or par value. The par value indicated on a certificate of stock does not correspond with actual value.

     Prior South Carolina corporate law incorporated the concepts of par value, stated capital (common stock for the Corporation), capital surplus and earned surplus (retained earnings) and utilized such concepts to determine a corporation's ability to pay dividends, redeem its stock or make other distributions to shareholders. Amendments to the S.C. Act eliminated these concepts. Under the S.C. Act, a corporation may make a dividend or other distribution to shareholders if afterward the corporation will be able to pay its debts as they become due in the ordinary course, and if the corporation's total assets will be greater than its total liabilities.

     The Corporation proposes to eliminate the par value per share to provide greater flexibility to the Board of Directors in considering stock splits and similar issuances of stock without having to adjust or consider the par value.

     The official comment to Section 33-6-210 of the S.C. Act states:

     "Since shares need not have a par value, under Section 33-6-210 there is no minimum price at which specific shares must be issued and therefore there can be no "watered stock" liability for issuing shares below an arbitrarily fixed price. The price at which shares are issued is primarily a matter of concern to other shareholders whose interests may be diluted if shares are issued at unreasonably low prices or for overvalued property. This problem of equality of treatment essentially involves honest and fair judgments by directors and cannot be effectively addressed by an arbitrary doctrine establishing a minimum price for shares such as "par value" provided under older statutes."

     The Corporation's Articles and Bylaws contain certain anti-takeover features. The Articles and Bylaws provide for a Board of Directors which serves staggered three-year terms. Shareholders vote only for candidates in the class of directors whose terms expire at the time of the annual stockholders' meeting. The staggered classification of a Board could make it more difficult for shareholders to effect a significant change in the overall composition of the Board, thus perpetuating the tenure of management.

     South Carolina corporate law provides that a Corporation's Articles of Incorporation may be amended or repealed by a majority of the shareholders entitled to vote thereon, unless applicable law or a Corporation's Articles require a different vote to amend or repeal the Articles. The Corporation's Articles require that certain Articles may only be amended or repealed by the affirmative vote of holders of at least 80% of all outstanding voting shares. These provisions render more difficult the accomplishment of a merger or acquisition or the assumption of control by a principal stockholder and make the removal of management more difficult. The specific Articles of the Corporation requiring 80% approval to amend or repeal such Articles are:

     1. The stock of the Corporation may be issued for valid corporate purposes upon authorization by the Board without stockholder approval. Such authorization by the Board may be made by a majority or other vote of the Board as may be provided in the Bylaws of the Corporation. The affirmative vote of the holders of not less than 80% of the outstanding voting stock of the Corporation is required to amend or repeal the provisions of this Article EIGHTH.

     2. The affirmative vote of the holders of not less than 80% of the outstanding voting stock of the Corporation is required in the event that the Board does not recommend to the stockholders of the Corporation a vote in favor of (1) a merger or consolidation of the Corporation with, or (2) a sale, exchange or lease of all or substantially all the assets of the Corporation to any person or entity. For purposes of this provision, substantially all the assets shall mean assets having a fair market value or book value, whichever is greater, of 25% or more of the total assets as reflected on a balance sheet of the Corporation as of a date no earlier than 45 days prior to any acquisition of such assets. The affirmative vote of the holders of not less than 80% of the outstanding voting stock of the Corporation is required to amend or repeal the provisions of this Article NINTH.

     3. The Board of Directors of the Corporation shall consist of a maximum of 20 persons. The affirmative vote of the holders of not less than 80% of the outstanding voting stock of the Corporation is required to amend or repeal the maximum number provided for in Article THIRTEENTH.

     In addition to the above Articles which require 80% shareholder approval, the Corporation's Bylaws explicitly require the Board to consider all factors it deems relevant in evaluating any proposed tender offer, exchange offer or other change in control for the Corporation or any subsidiary. This provision requires the Board to evaluate whether a proposal is in the best interests of the Corporation by considering the best interests of the stockholders, and other relevant factors, including the social, legal and economic effects on employees, customers and the communities served by the Corporation and its subsidiaries. These specific standards could make it more difficult to challenge the business judgment of the Board in deciding not to recommend a particular transaction to the shareholders, even if the transaction is favorable to the interests of the stockholders.

     These provisions in the Articles and Bylaws could have the effect of reducing the attractiveness of the Corporation to persons who might wish to make a tender offer, an exchange offer or other takeover bid for the Corporation's common stock, thereby reducing the possibility that existing stockholders might be offered premiums over the market value of their stock, a situation often associated with takeover bids. The provisions also may have the overall effect of rendering more difficult the accomplishment of mergers or the assumption of control of the Corporation, and thus make the removal of management more difficult. These provisions could make the accomplishment of a future transaction more difficult even if it is favorable to the interests of the shareholders. At the present time, management of the Corporation has no knowledge of and no reason to believe that any person or entity is considering an offer of the type which would be affected by any of these provisions.

                  SELECTION OF INDEPENDENT PUBLIC ACCOUNTANTS

     Price Waterhouse LLP has been independent public accountants for the Corporation since 1975. The Corporation recommends that the shareholders ratify the selection by the Board of Directors of the Corporation of Price Waterhouse LLP as independent public accountants for the Corporation during the year ending December 31, 1998.

     It is expected that representatives of Price Waterhouse LLP will be present at the meeting and will be available to respond to appropriate questions. The representatives of Price Waterhouse LLP will be given an opportunity to make a statement if they desire.


                  AVAILABILITY OF ANNUAL REPORT ON FORM 10-K

     A copy of the Corporation's Annual Report on Form 10-K, including the financial statements and schedules thereto, which is filed with the Securities and Exchange Commission, is available free of charge to each shareholder of record upon written request to the Corporate Secretary, Anchor Financial Corporation, 2002 Oak Street, Myrtle Beach, South Carolina 29577.

                                            By Order of the Board of Directors


                                            STEPHEN L. CHRYST
                                            President and Chief Executive
                                            Officer

Myrtle Beach, South Carolina
March 30, 1998

*******************************************************************************
                                    APPENDIX


P  R  O  X  Y           ANCHOR FINANCIAL CORPORATION
                                2002 Oak Street
                            Myrtle Beach, SC 29577
          THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
     The undersigned hereby appoints John J. Moran, W. Gairy Nichols, III and Thomas J. Rogers, as Proxies, each with the power to appoint his substitute, and hereby authorizes them to represent and to vote, as designated below, all shares of common stock of Anchor Financial Corporation (the "Corporation") held of record by the undersigned on March 2, 1998 at the annual meeting of shareholders to be held on April 30, 1998 or any adjournment thereof.

  1. ELECTION OF DIRECTORS

    [ ] FOR all nominees listed below (except  [ ] WITHHOLD AUTHORITY to vote
      as marked to the contrary below)             for all nominees listed below
    INSTRUCTION: To withhold authority to vote for any individual nominee, strike a line through the nominee's name below.

    James E. Burroughs           J. Bryan Floyd           Albert A. Springs, III
    Stephen L. Chryst            Ruppert L. Piver

  2. PROPOSAL TO CONSIDER AND VOTE UPON AMENDMENTS TO THE CORPORATION'S ARTICLES OF INCORPORATION:


     (i) to increase the authorized shares of common stock to 10,000,000 shares:

       [ ] FOR        [ ] AGAINST        [ ] ABSTAIN

     (ii) to change the par value of the common stock to no par:
       [ ] FOR        [ ] AGAINST        [ ] ABSTAIN

                           (Continued on other side.)

                          (Continued from other side.)


  3. PROPOSAL TO RATIFY SELECTION OF PRICE WATERHOUSE LLP as independent public accountants for the Corporation for the year ending December 31, 1998.

     [ ] FOR        [ ] AGAINST        [ ] ABSTAIN

  4. In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting. This proxy when properly executed will be voted in the manner directed herein by the undersigned shareholder. If no direction is made, this proxy will be voted "FOR" Proposals 1 through 3.


                                               Dated ---------------------------

                                                --------------------------------
                                                           Signature

                                                --------------------------------
                                                     Signature if held jointly

                                                Please sign exactly as name
                                                appears at left. When shares
                                                are held by joint tenants, both
                                                should sign. When signing as
                                                attorney, executor,
                                                administrator, trustee or
                                                guardian, please give full
                                                title as such. If a
                                                corporation, please sign in
                                                full corporate name by
                                                President or other authorized
                                                officer. If a partnership,
                                                please sign in partnership name
                                                by authorized person.


PLEASE MARK, SIGN, DATE, AND RETURN THE PROXY PROMPTLY USING THE ENCLOSED
                                   ENVELOPE.